UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 15, 2017

Fuse Enterprises Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-202948	47-1017473
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

444 E. Huntington Dr., Suite 105 Arcadia, CA 91006
(Address of principal executive offices)

(626) 353-9991
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2017, the board of directors (the “Board”) of Fuse Enterprises Inc. (the “Company”), received the resignation of Mr. Yong Zhang, a member of the Board and the Company’s Chief Executive Officer and President, effective February 17, 2017.  Mr. Zhang did not indicate that he was resigning due to a disagreement with the Company or the Board.
On February 15, 2017, the Board appointed Mr. Umesh Patel as a member of the Board and as the Company’s Chief Executive Officer and President, effective as of February 17, 2017.  Mr. Patel, age 60, has served as a director of Nova Lifestyle, Inc. (NASDAQ: NVFY), a furniture manufacturer and retailer, since October, 2016.  Mr. Patel has also served as a managing partner of DviBri LLC, a California-based consulting company providing services to private companies interested in conducting initial public offerings, along with other associated securities and investment services, since December, 2009.  Mr. Patel has been a consultant and coordinator for Eos-Petro Inc., an international and domestic petroleum exploration and production company based in Southern California, since March, 2013.
Mr. Patel received his Bachelor of Commerce degree specializing in audits and accounts, and an Associate degree in hotel management and catering from Maharaja Sayaji Rao University in Baroda, India in 1978.  The Board believes that Mr. Patel is well qualified to serve as a member of the Board and as the Company’s Chief Executive Officer due to his extensive regulatory and investment experience.
There are no arrangements or understandings between Mr. Patel and any other person pursuant to which Mr. Patel was appointed as a director and officer of the Company.  In addition, there is no family relationship between Mr. Patel and any director or executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fuse Enterprises Inc.

Date: February 21, 2017	By:	/s/ Choon Kang Roy Tan
Choon Kang Roy Tan
Chief Financial Officer